Audit committee or Board of Directors
China Digital Communication Group and Subsidiaries, Inc.

Notice of Non Reliance and Withdrawal of auditor’s opinions

Our firm reviewed the financial statements of China Digital Communication Group (the “Company”) for the periods ended September 30, 2006 (the “2006 Quarter Reports”).

Based upon new information, we have concluded that the Company is required to restate its financial statements for the period ended September 30, 2006.

Accordingly, this is to advise you that appropriate disclosure should be made to all appropriate parties, including in a Current Report on Form 8-K, to prevent reliance on our previously issued audit report with respect to the Unaudited financial statements for the nine month period ended September 30, 2006.

/s/ Kabani & Company, Inc.
Certified Public Accountants

September 11, 2007